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                                                                                     EXHIBIT 12
SOUTHWESTERN BELL CORPORATION
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
DOLLARS IN MILLIONS
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                                    NINE MONTHS ENDED                       YEAR ENDED
                                    SEPTEMBER 30,                           DECEMBER 31,


                                     1994        1993     1993     1992     1991     1990     1989

Income Before Income Taxes,
 Extraordinary Loss and
 Cumulative  Effect of Changes in
 Accounting Principles*             $1,685.7    $1,402.8 $1,882.9 $1,701.2 $1,557.0 $1,541.4 $1,479.5
  Add: Interest Expense                349.6       382.5    496.2    530.0    577.7    529.7    543.8
      1/3 Rental Expense                30.4        29.7     41.0     45.1     37.5     43.4     42.5


  Adjusted Earnings                 $2,065.7    $1,815.0 $2,420.1 $2,276.3 $2,172.2 $2,114.5 $2,065.8


  Total Interest Charges            $  349.6    $  382.5 $  496.2 $  530.0 $  577.7 $  529.7 $  543.8
  1/3 Rental Expense                    30.4        29.7     41.0     45.1     37.5     43.4     42.5


  Adjusted Fixed Charges            $  380.0    $  412.2 $  537.2 $  575.1 $  615.2 $  573.1 $  586.3


Ratio of Earnings to Fixed Charges      5.44        4.40     4.51     3.96     3.53     3.69     3.52

*Undistributed earnings on investments accounted for under the equity method have been excluded.




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